Exhibit 99.1

news release

Encana Receives Securityholder Approval for Reorganization

Company receives securityholder approval to be rebranded as Ovintiv and become domiciled in the United States

CALGARY, January 14, 2020 — Encana Corporation (NYSE, TSX: ECA) today announced that its securityholders voted in support of the reorganization resolution, in order to: (i) establish the company’s corporate domicile in the U.S.; (ii) rebrand under the name Ovintiv Inc. (“Ovintiv”); and (iii) complete a consolidation and share exchange for effectively one share of common stock of Ovintiv for every five common shares of Encana. The approval was made at its Special Meeting of Securityholders (the “Meeting”) held earlier today.

“We are extremely pleased with the vote of confidence from our shareholders today. With 90% of our securityholders voting “FOR” the resolution, there is clearly support for our efforts to expose Ovintiv to the deeper pools of capital in the U.S.—capturing the value we know exists within our equity,” said CEO Doug Suttles. “We will continue to focus on innovation and efficiencies throughout our operations, delivering the financial and operational performance our shareholders expect.”

Detailed voting results for the Meeting are available under Encana’s profile on SEDAR at www.sedar.com and on the Securities and Exchange Commission (“SEC”) website at www.sec.gov. Completion of the reorganization is still subject to other conditions to closing, including final approval of the plan of arrangement by the Court of Queen’s Bench of Alberta. Further information regarding the reorganization is provided in Encana’s proxy statement/management information circular and prospectus dated December 11, 2019 in respect of the Meeting.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS — This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include: anticipated completion of the reorganization and benefits of the transaction. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: the ability to receive, in a timely manner and on satisfactory terms, stock exchange and court approvals and expectations based on views of historical trends. Risks and uncertainties include: ability to achieve anticipated benefits of the reorganization; satisfaction of conditions; risks relating to the new company following the reorganization; impact of changes in credit rating and access to liquidity, risks that the description of the transactions in external communications may not properly reflect the underlying legal and tax principles of the reorganization; and other risks and uncertainties as described in Encana’s December 11, 2019 information circular and prospectus, Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR. Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation

Encana Corporation